LIMITED LIABILITY COMPANY AGREEMENT

OF

MANSE USA LLC

This Limited Liability Company Agreement (this "Agreement") of MANSE USA LLC (the "Company"), is entered into as of the 15th day of May, 2023, by MANSE INTERNATIONAL SAS as managing member (the "Member").

WHEREAS, the Company was formed as a limited liability company on January 25, 2023 by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the "Act"); and

WHEREAS, the Member agrees that the membership in and the management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Member agrees as follows:

1. **Name.** The name of the limited liability company is MANSE USA LLC.

2. **Purpose.** The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act, and engaging in any and all activities necessary or incidental to the foregoing.

3. **Principal Office.** The location of the principal office of the Company shall be 100 Bogart Street, Brooklyn, New york, 11206, or such other location as the Member may from time to time designate.

4. **Registered Agent.** The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, 251 Little Falls Drive, Wilmington, 19808.

5. **Members.** The name and mailing address of the Member is as follows:

Name	***Address***
MANSE INTERNATIONAL SAS	33 rue Lafayette 75009 Paris, France

6. **Membership Interests; Certificates**. The Company will not issue any certificates to evidence ownership of the membership interests.

7. **Powers.**

(a) **Authority; Powers and Duties of the Member**. The operations and affairs of the Company shall be managed by a board of managers (the "Board of Managers"). The Member shall have authority to appoint and remove one or more managers (each a "Manager" and collectively the "Managers"). The Managers shall have authority to take any and all actions necessary in managing the business affairs of the Company. A Manager may resign at any time by delivering their resignation in writing to the Member, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. A Manager may be removed at any time, either with or without cause, by the Member. Any action taken by a Manager shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of a Manager as set forth in this Agreement. A Manager shall have all rights and powers of a manager under the Act, and shall have such authority, rights and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement. The initial Board of Managers shall be as follows:

Name:	***Title:***
Christophe Vattier	Manager, as representative of MANSE INTERNATIONAL SAS

(b) **Election of Officers; Delegation of Authority**. The Member may, from time to time, designate by resolution one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an "Officer"). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her. The initial Officers of the Company shall be as follows:

Name:	***Title:***
Lucie Crepin	Chief Operating Officer

8. **Dissolution.** The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, (b) the bankruptcy or dissolution of Member, or (c) the entry of a decree of judicial dissolution under the Act.

9. **Initial Capital Contributions**. The Member hereby agrees to contribute to the Company such cash, property or services as determined by the Member.

10. **Additional Contributions.** The Member is not required to make any additional capital contribution to the Company.

11. **Allocation of Profits and Losses**. The Company's profits and losses shall be allocated in full to MANSE INTERNATIONAL SAS.

12. **Distributions.** Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Such distributions shall be allocated to the Member in the same proportion as its then capital account balance.

13. **Assignments.** The Member may assign in whole or in part their limited liability company interests.

14. **Resignation.** The Member may resign from the Company.

15. **Admission of Additional Members**. One or more additional members of the Company may be admitted to the Company with the consent of the Member.

16. **Liability of Member; Indemnification**.

(a) Liability of Members. To the fullest extent permitted under the Act, the Member, whether acting as the Member, in its capacity as the manager of the Company, or in any other capacity, shall not be liable for any debts, obligations or liabilities of the Company or each other, whether arising in tort, contract or otherwise, solely by reason of being a Member.

(b) Indemnification. To the fullest extent permitted under the Act, the Member (irrespective of the capacity in which it acts) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim or expense (including attorneys' fees) whatsoever incurred by the Member relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Member on behalf of the Company; provided, however, that any indemnity under this Section 16(b) shall be provided out of and to the extent of Company assets only, and neither the Member nor any other person shall have any personal liability on account thereof.

17. **Amendments.** Amendments to this Agreement may be made only with the consent of the Member.

18. **Governing Law.** This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

19. **Severability.** In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first above written.

MANSE INTERNATIONAL SAS
its Managing Member

By: ____________________
Name: Christophe VATTIER
Title: Executive President

[Signature page to MANSE USA LLC Limited Liability Company Agreement]